Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

July 29, 2024

QXO, Inc.
Five American Lane
Greenwich, Connecticut 06831

Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as special counsel to QXO, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (the “Registration Statement”), which became effective on July 29, 2024. You have asked us to furnish our opinion as to the legality of (i) 789,549,465 shares (the “Common Shares”) of common stock of the Company, par value $0.00001 per share (the “Common Stock”), consisting of (A) 395,331,333 shares (the “Issued Shares”) of Common Stock outstanding, (B) 197,109,067 shares (the “Converted Shares”) of Common Stock issuable upon the conversion of the Company’s Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”) and (C) 197,109,065 shares (the “Secondary Warrant Shares”) of Common Stock issuable upon the exercise of warrants to purchase common stock, (ii) 900,000 shares (the “Preferred Shares”) of Preferred Stock and (iii) 197,109,065 warrants to purchase common stock (the “Secondary Warrants” and, together with the Common Shares and the Preferred Shares, the “Securities”) to purchase shares of Common Stock, all of which are registered under the Registration Statement and which are being offered and sold by certain securityholders of the Company, and the issuance by the Company of up to 261,010,074 shares (the “Primary Warrant Shares”) of Common Stock issuable upon the exercise of 219,010,074 warrants to purchase common stock and 42,000,000 pre-funded warrants to purchase common stock (collectively, the “Warrants”), all of which are registered under the Registration Statement.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.            the Registration Statement;

2.            the base prospectus dated July 29, 2024 (the “Base Prospectus”);

4.            the prospectus supplement dated July 29, 2024 (the “Prospectus Supplement”);

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5.            the Certificate of Designation of Convertible Perpetual Preferred Stock of the Company (the “Certificate of Designation”); and

6.            the forms of Warrant to Purchase Common Stock of the Company, included as exhibits 4.4, 4.5 and 4.6 to the Registration Statement, and the form of Pre-Funded Warrant to Purchase Common Stock, included as exhibit 4.10 to the Registration Statement.

In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company certified by the Company as in effect on the date of this letter, (ii) copies of resolutions of the board of directors of the Company relating to the issuance of the Securities, certified by the Company and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon oral and written statements of officers and representatives of the Company as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1.            The Issued Shares have been duly authorized by all necessary corporate action on the part of the Company and the Issued Shares are validly issued, fully paid and non-assessable.

2.            The Converted Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued and delivered as contemplated in the Certificate of Designation, the Converted Shares will be validly issued, fully paid and non-assessable.

3.            The Secondary Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Secondary Warrants, the Secondary Warrant Shares will be validly issued, fully paid and non-assessable.

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4.            The Preferred Shares have been duly authorized by all necessary corporate action on the part of the Company and the Preferred Shares are validly issued, fully paid and non-assessable.

5.            The Secondary Warrants are binding obligations of the Company under the law of the State of Delaware.

6.            The Primary Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, delivered and paid for as contemplated in the Warrants, the Primary Warrant Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the Delaware General Corporation Law. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, and to the use of our name under the heading “Legal Matters” in the Base Prospectus included in the Registration Statement and in the Prospectus Supplement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP